Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 10, 2020, except for the subsequent event discussed in Note 2 to the financial statements, as to which the date is May 8, 2020, with respect to the combined financial statements of Mafco Worldwide & Merisant The Licorice and Sweetener Businesses of Flavors Holdings Inc. included in the Proxy Statement of Act II Global Acquisition Corp. that is made part of Amendment No. 2 to the Registration Statement on Form S-4 and Prospectus of Act II Global Acquisition Corp. for the registration of its equity securities.

/s/ Ernst & Young LLP

New York, NY

May 8, 2020